PURCHASE AGREEMENT

BY AND AMONG

PARADIGM HOLDINGS, INC., A WYOMING CORPORATION,

CALDWELL TECHNOLOGY SOLUTIONS, LLC,

A MARYLAND LIMITED LIABILITY COMPANY

AND

THE MEMBERS OF

CALDWELL TECHNOLOGY SOLUTIONS, LLC

June 6, 2007

TABLE OF CONTENTS

1.	Definitions		1
2.	Purchase and Sale of the Company Units		6
	2.1	Basic Transaction	6
	2.2	Closing Consideration	7
	2.3	The Closing	7
	2.4	Earn-Out Compensation	7
3.	Representations and Warranties Concerning the Transaction		8
	3.1	Representations and Warranties of the Sellers	8
	3.2	Representations and Warranties of the Buyer	9
4.	Representations and Warranties Concerning the Company		10
	4.1	Organization, Qualification, and Company Power	10
	4.2	Capitalization	10
	4.3	Noncontravention	11
	4.4	Brokers’ Fees	11
	4.5	Title to Assets	11
	4.6	Subsidiaries	11
	4.7	Financial Statements	11
	4.8	Events Subsequent to Most Recent Fiscal Year End	11
	4.9	Undisclosed Liabilities	13
	4.10	Legal Compliance	14
	4.11	Tax Matters	14
	4.12	Real Property	14
	4.13	Intellectual Property	15
	4.14	Sufficiency of Assets	16
	4.15	Contracts	16
	4.16	Powers of Attorney	17
	4.17	Insurance	17
	4.18	Litigation	17
	4.19	Employees and Contractors	18
	4.20	Employee Benefits	18
	4.21	Guaranties	20
	4.22	Environmental, Health, and Safety Matters	20
	4.23	Governmental Licenses and Permits	20
	4.24	Government Contracts	20
	4.25	Liability for Cost and Pricing Data	24
	4.26	Notes and Accounts Receivable	25
	4.27	Organizational Conflicts of Interest	25
	4.28	Customers and Suppliers	25
	4.29	Affiliated Transactions	25
	4.30	Defense Articles, Defense Services and Technical Data	26
	4.31	Disclosure	26
	4.32	Bank Accounts	26

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5.	Additional Agreements of the Parties		26
	5.1	General	26
	5.2	Litigation Support	26
	5.3	Transition	26
	5.4	Confidentiality	27
	5.5	Company’s Accountants	27
6.	Conditions to Obligation to Close		27
	6.1	Conditions to Obligation of the Parties Generally	27
	6.2	Conditions to Obligation of the Buyer	27
	6.3	Conditions to Obligation of the Sellers	30
7.	Indemnification		31
	7.1	Indemnification by the Sellers	31
	7.2	Indemnification by the Buyer	31
	7.3	Supplemental Indemnification by the Sellers and/or Buyer	31
	7.4	Survival of Representations and Warranties	32
	7.5	Certain Limitations on Indemnification Obligations	33
	7.6	Defense of Claims	33
	7.7	Non-Third Party Claims	34
	7.8	Liability of the Company	34
	7.9	Tax Treatment	34
	7.10	Exclusive Remedy	34
	7.11	No Right of Contribution	35
	7.12	Set-Off	35
8.	Tax Matters		35
	8.1	Company Status	35
	8.2	Cooperation on Tax Matters	35
	8.3	Certain Taxes	35
	8.4	Amounts Paid as Indemnification	36
9.	Fees Relating to Transaction		36
	9.1	Brokerage Fees	36
	9.2	Other Fees and Expenses	36
	9.3	Effect of Termination	37
10.	Miscellaneous		37
	10.1	Press Releases and Public Announcements	37
	10.2	No Third-Party Beneficiaries	37
	10.3	Entire Agreement	37
	10.4	Succession and Assignment	37
	10.5	Counterparts	37
	10.6	Headings	38
	10.7	Notices	38
	10.8	Governing Law	39
	10.9	Amendments and Waivers	39
	10.10	Severability	39
	10.11	Expenses	39
	10.12	Construction	39
	10.13	Incorporation of Exhibits and Disclosure Schedules	39

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10.14	Specific Performance	39
10.15	Submission to Jurisdiction	40
10.16	Waiver of Jury Trial	40
10.17	Waiver of Certain Rights	40

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EXHIBIT LIST

Exhibit A — List of Sellers
Exhibit B — Financial Statements of the Company
Exhibit C — Form of Employment Agreement
Exhibit D — Form of Release of Claims
Exhibit E — Form of Opinion of Counsel to Seller
Exhibit F — Form of Confidentiality and Non-Competition Agreement

DISCLOSURE SCHEDULES LIST
Schedule 2.2	—	Description of Federal Tax Liabilities and Company Debt
Schedule 4.1	—	Managing Members and/or Managers
Schedule 4.2	—	Stock Plans
Schedule 4.3	—	Non-Contravention; Notice
Schedule 4.5	—	Title to Assets
Schedule 4.8	—	Events Subsequent to Most Recent Fiscal Year End
Schedule 4.11	—	Tax Matters: Tax Returns
Schedule 4.12	—	Real Property
Schedule 4.13	—	Intellectual Property
Schedule 4.14	—	Sufficiency of Assets
Schedule 4.15	—	Contracts
Schedule 4.17	—	Insurance
Schedule 4.18	—	Litigation
Schedule 4.19.1	—	Employees
Schedule 4.19.2	—	Contractors
Schedule 4.19.3	—	Company Policies, Rules and Procedures
Schedule 4.20	—	Employee Benefit Plans
Schedule 4.22	—	Environmental, Health and Safety Matters
Schedule 4.24.1	—	Government Contracts and Government Contract Bids
Schedule 4.24.2	—	Claims and Protests
Schedule 4.24.3	—	Compliance
Schedule 4.24.4	—	Violations; Breaches
Schedule 4.24.6	—	Default Notices; Terminations
Schedule 4.24.7	—	Claims and Disputes
Schedule 4.24.10	—	Government Audits
Schedule 4.24.15	—	Events or Omissions
Schedule 4.24.17	—	Losses
Schedule 4.24.18	—	Assignments
Schedule 4.24.19	—	Indirect Costs
Schedule 4.24.21	—	Warranties and Guaranties
Schedule 4.24.22	—	Facility Security Clearances
Schedule 4.27	—	Organizational Conflicts of Interest
Schedule 4.28	—	Customers and Suppliers
Schedule 4.29	—	Related Party Agreements
Schedule 4.32	—	Bank Accounts
Schedule 6.2.5	—	Missing Governmental Consents

-iv-

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), is made as of June 6, 2007, by and among PARADIGM HOLDINGS, INC., a Wyoming corporation (the “Buyer”), CALDWELL TECHNOLOGY SOLUTIONS, LLC, a Maryland limited liability company (the “Company”) and the members of the Company listed on Exhibit A attached hereto (individually, a “Seller” and collectively, the “Sellers”). The Buyer, the Company and the Sellers are referred to collectively herein as the “Parties”.

RECITALS:

WHEREAS, the Buyer desires to acquire all of the issued and outstanding units of the Company;

WHEREAS, the Sellers are the record and beneficial owners of one hundred percent (100%) of the issued and outstanding units of the Company, which, as of the date hereof, consist of One Hundred (100) units, par value $1.00 per unit (the “Company Units”); and

WHEREAS, the Buyer desires to acquire from the Sellers, and the Sellers desire to sell to the Buyer, the Company Units under the terms and conditions of this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.  Definitions.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preface above.

“Assumed Liabilities” has the meaning set forth in Section 2.2 below.

“Buyer Party (ies)” means the Buyer, its Affiliates and the officers, directors and representatives of such Persons; provided that (i) the Company shall be a Buyer Party after the Closing and (ii) neither the Seller nor any of the Seller’s Affiliates shall be a Buyer Party at any time.

“Buyer” has the meaning set forth in the preface above.

“Cash Purchase Price” has the meaning set forth in Section 2.2 below.

“Closing Consideration” has the meaning set forth in Section 2.2.2 below.

“Closing Date” has the meaning set forth in Section 2.3 below.

“Closing Payment Certificate” has the meaning set forth in Section 2.4.1 below.

“Closing” has the meaning set forth in Section 2.3 below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Transactional Expenses” has the meaning set forth in Section 2.2 below.

“Company Units” has the meaning set forth in the Recitals above.

“Company’s Accountants” means BDO Seidman, LLP.

“Company” has the meaning set forth in the preface above.

“Confidential Information” means any information concerning the business and affairs of the Company that is not already generally available to the public.

“Contract Disputes Act” means the Contract Disputes Act of 1978, as amended.

“Cost Accounting Standards” means the United States Government Cost Accounting Standards as set forth in 48 C.F.R. 9904.

“Deductible Amount” has the meaning set forth in Section 7.5 below.

“Direct Contract Costs” means, with respect to any period, the aggregate amounts of labor and other direct expenses, including, without limitation, expenses for materials, subcontracts, consultants and travel.

“Disclosure Schedules” has the meaning set forth in Section 3.1 below.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA §3(3)) and each other employee benefit plan, program or arrangement of any kind that the Company maintains, to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any Liability.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, mortgage, deed of trust, right-of-way, restriction, preemptive rights, encumbrance, right of set-off or adverse interest of any kind or character.

“Environmental Claim” has the meaning set forth in Section 7.4 below.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA Affiliate” means each entity which is treated as a single employer with the Company for purposes of Code §414(b), (c), (m) and (o).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Claim” has the meaning set forth in Section 7.4 below.

“FAR” has the meaning set forth in Section 4.24.3 below.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in Section 4.7 below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Claim” has the meaning set forth in Section 7.4 below.

“Government Contract Bid” means any offer, proposal or quote for goods or services to be delivered to or in support of a Governmental Authority under a proposed prime contract or a proposed subcontract (at any tier) under a proposed prime contract.

“Government Contract” means any contract of the Company with a Governmental Authority, including without limitation any blanket purchasing agreement or task order pursuant to such a contract; the term “Government Contract” also includes any subcontract (at any tier) of the Company with another entity that holds either a prime contract with such a Governmental Authority or a subcontract (at any tier) under such a prime contract.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Indebtedness” means without duplication, (a) all indebtedness or other obligation of the Company for borrowed money, (b) all indebtedness of the Company for the deferred purchase price for purchases of property (other than trade payables incurred in the Ordinary Course of Business), (c) all obligations of the Company in respect of capitalized leases, (d) any off-balance sheet financing of the Company including, without limitation, synthetic leases and project financing, (e) any payment obligations of the Company in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (f) any liability of the Company with respect to interest rate swaps, collars, caps and similar hedging obligations, (g) any liability of the Company under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable as a result of the transactions contemplated herein, (h) any indebtedness referred to in clauses (a) through (g) above of any person or entity which is either guaranteed by, or secured by an Encumbrance upon the Company or any of its assets and (i) accrued and unpaid interest of, and prepayment premiums, penalties or similar contractual charges arising as result of the discharge at Closing of, any such foregoing obligation. For the avoidance of doubt, all deferred rent or other lease obligations set forth on Schedule 4.12 (other than obligations described in clause (c) or (d) of this definition) shall be specifically excluded from this definition of “Indebtedness”.

“Indirect Costs” means any fringe benefits, general and administrative expenses and overhead expenses.

“Insurance Policies” has the meaning set forth in Section 4.17 below.

“Intellectual Property” means: (a) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, company names, corporate names, Internet domain names, and all goodwill associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases and related documentation), and (g) all other proprietary rights.

“IRS” means the Internal Revenue Service of the United States Department of Treasury.

“Knowledge” means actual knowledge; provided, however, that with respect to knowledge of any managing member and/or manager of the Company, “Knowledge” includes the knowledge such managing member or manager would have obtained had he or she performed his or her duties as a managing member or manager in the Ordinary Course of Business. When used with respect to the Company, “Knowledge” means the Knowledge of the managing members and/or managers of the Company.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License” means any security clearance, permit, license, variance, franchise, order, approval, consent, certificate, registration or other authorization of any foreign, federal, provincial, state and local governments, governmental agencies, judicial authority or regulatory body, and other similar rights.

“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Encumbrances, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means, with respect to any Person, such state of facts, event(s), change(s) or effect(s) that had, has or would reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise), results of operations, prospects or, customer, supplier or employee relations of such Person taken as a whole.

“Material Lease” means any Lease that is material to the business of the Company as presently conducted.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4.7 below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.7 below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4.7 below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Non-Compete Agreement” has the meaning set forth in Section 6.2.12 below.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Conflict of Interest” has the meaning set forth in Section 4.27 below.

“Party” has the meaning set forth in the preface above.

“Permitted Encumbrances” means (a) Encumbrances for Taxes or governmental charges or claims not yet due and payable, (b) statutory Encumbrances of landlords, carriers, warehousemen, mechanics and materialmen and other similar Encumbrances imposed by Law in the Ordinary Course of Business for sums not yet due and payable, and (c) easements, rights-of-way, restrictions and other similar charges or Encumbrances on real property, in each case which do not materially interfere with the ordinary conduct of the business of the Company and do not detract from the value of such property.

“Person” means an individual, a partnership, a corporation, a limited liability entity, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Pre-Closing Taxes” has the meaning set forth in Section 7.3.3 below.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchase Price” has the meaning set forth in Section 2.7 below.

“Related Party” has the meaning set forth in Section 4.29 below.

“Related Party Agreement” has the meaning set forth in Section 4.29 below.

“Related Party Obligation” has the meaning set forth in Section 4.29 below.

“Release of Claims” has the meaning set forth in Section 6.2.10 below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Subsidiary” means any corporation or limited liability entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock (or in the case of a limited liability entity, a majority of the outstanding units of such entity) or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or in the case of a limited liability entity, a majority of its managing members and/or managers).

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce income or franchise Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other applicable Law.

“Tax Claims” has the meaning set forth in Section 7.4 below.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement required to be filed with or submitted to, any Governmental Authority relating to only Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority (whether federal, state, local, municipal, foreign or otherwise) responsible for the imposition of any Tax.

“Transaction Documents” means, collectively, this Agreement, the Employment Agreement, the Release of Claims, the Non-Compete Agreements, and the other documents and instruments to be executed and or delivered in connection with the transactions contemplated by this Agreement.

“United States Government” means the government of the United States of America, its agencies and instrumentalities.

2.  Purchase and Sale of the Company Units.

2.1  Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, one hundred percent (100%) of the issued and outstanding Company Units for the consideration specified below in this Section 2.

2.2  Closing Consideration. In consideration for the sale by the Sellers of the Company Units to the Buyer, at the Closing, the Buyer shall: (i) pay to the Sellers Seventy-Five Thousand Dollars (US $75,000.00) in cash (the “Cash Purchase Amount”); (ii) assume the Company’s federal tax liabilities and company debt, as set forth in Schedule 2.2 attached hereto, not to exceed an aggregate amount equal to Eight Hundred And Sixty Thousand Dollars (US $860,000.00) (the “Assumed Liabilities”); and (iii) pay the transaction costs incurred by Company’s Accountants and Madison Capital Markets, LLC., in connection with the transactions contemplated in this Agreement in amounts not to exceed Forty-Five Thousand Dollars (US $45,000.00) and One Hundred and Eighty Thousand Dollars (US $180,000.00), respectively) (the “Company Transaction Expenses”). The Cash Purchase Amount, the Assumed Liabilities and the Company Transaction Expenses are hereinafter referred to collectively as the “Closing Consideration”.

2.3  The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Buyer, commencing at 5:00 p.m. local time on June 29, 2007, or such other date as the Buyer and the Seller may agree (the “Closing Date”). At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.2 below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 6.3 below, (iii) the Sellers will deliver to the Buyer stock certificates representing all of Sellers’ Company Units, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the Cash Purchase Amount specified in Section 2.2 above.

2.4  Earn-Out Compensation. Following the execution of this Agreement, the Sellers shall be eligible to receive earn-out compensation (the “Earn-Out Compensation”) up to an aggregate amount equal to Two Million Five Hundred Forty Thousand Dollars (US $2,540,000.00) (the “Maximum Earn-Out Amount”) pursuant to the following terms and conditions:

(i)  In the event the Company’s (a) third (3rd) quarter 2007 revenues shall be not less than One Million Dollars (US $1,000,000.00) and (b) pre-tax income for the third (3rd) quarter of 2007 shall not be less than One Hundred and Seventy Thousand Dollars (US $170,000.00), the Buyer shall pay to the Sellers (y) a single cash payment equal to fifteen percent (15%) of the Maximum Earn-Out Amount (which shall equal Three Hundred Eighty-One Thousand Dollars (US $381,000)) and (z) restricted shares of the Buyers common stock, par value $0.01 per share (the “Buyer Common Stock”) equal to ten percent (10%) of the Maximum Earn-Out Amount (which shall equal Two Hundred Fifty-Four Thousand Dollars (US $254,000)), which shall be valued based upon the average closing price of the Buyer Common Stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately prior to the date the Earn-Out Compensation shall be calculated pursuant to this Section 2.4(i), provided such calculation shall not take place more than 45 calendar days following the end of the second 3rd quarter of 2007. Any Earn-Out compensation to be paid by the Buyer to the Sellers pursuant to this Section 2.4(i) shall be paid to the Sellers not later than November 14, 2007.

(ii)  In the event the Company’s (a) revenues for the twelve (12) month period commencing on the Closing Date shall not be less than Six Million Dollars (US $6,000,000) and (b) pre-tax income for the twelve (12) month period commencing on the Closing Date shall not be less than One Million Dollars (US $1,000,000), the Buyer shall pay to the Sellers (y) a single cash payment equal to fifty-five percent (55%) of the Maximum Earn-Out Amount (which shall equal One Million Three Hundred Ninety-Seven Thousand Dollars (US $1,397,000)) and (z) restricted shares of Buyer Common Stock equal to twenty percent (20%) of the Maximum Earn-Out Amount (which shall equal Five Hundred Eight Thousand Dollars (US $508,000)), which shall be valued based on the average closing price of the Buyer Common Stock, as quoted by Bloomberg, L.P., for the five (5) trading days immediately prior to the date the Earn-Out Compensation shall be calculated pursuant to this Section 2.4(ii), provided such calculation shall not take place more than 90 calendar days following the end of the twelve (12) month period following the Closing Date. Any Earn-Out Compensation to be paid by the Buyer to the Sellers pursuant to this Section 2.4(ii) shall be paid to the Sellers not later than ninety (90) calendar days following the twelve (12) month period following the Closing Date.

(iii)  The Buyer and the Sellers hereby agree that the Company’s revenues and pre-tax income calculations for purposes of determining any Earn-Out Compensation pursuant to this Section 2.4 shall be based on the Company’s modified rate structure (as set forth in Schedule 2.4.3) reflecting the Company’s expense reductions, which shall be mutually agreed upon by the Buyer and the Sellers, and upon the Company’s financial statements presented in conformance with GAAP.

(iv) In the event that the Company’s 3rd quarter 2007 pre-tax income is less than $170,000, the 3rd quarter 2007 Maximum Earn-out Amount shall be modified as follows: (a) if pre-tax income is less than or equal to $127,500 the Buyer shall pay to the Sellers no earn-out for the 3rd quarter 2007, or (b) if pre-tax income is greater than $127,500 but less than $170,000 the Buyer shall pay to the Sellers a pro-rated amount of the Maximum Earn-out Amount for the 3rd quarter 2007 in which pre-tax income of $127,500 would yield 50% payment of the Maximum Earn-out Amount for the 3rd quarter 2007 and pre-tax income of $170,000 would yield 100% payment of the Maximum Earn-out Amount for the 3rd quarter 2007. In the event that the Company’s pre-tax income for the twelve (12) month period commencing on the Close Date is less than $1,000,000, the twelve (12) month Maximum Earn-out Amount shall be modified as follows: (a) if pre-tax income is less than or equal to $500,000 the Buyer shall pay to the Sellers no earn-out for the twelve (12) month period, or (b) if pre-tax income is greater than $500,00 but less than $1,000,000 the Buyer shall pay to the Sellers a pro-rated amount of the Maximum Earn-out Amount for the twelve (12) month period in which pre-tax income of $500,000 would yield 25% payment of the Maximum Earn-out Amount for the twelve (12) month period and pre-tax income of $1,000,000 would yield 100% payment of the Maximum Earn-out Amount for the twelve (12) month period. The distribution between cash and restricted common stock of any earn-out amount to be paid to the Sellers shall be equal to the percentage distribution in Sections 2.4(i) and 2.4(ii).

3.  Representations and Warranties Concerning the Transaction.

3.1  Representations and Warranties of the Sellers. Except as set forth in the attached disclosure schedules delivered by the Sellers to the Buyer on the date hereof (the “Disclosure Schedules”), the Sellers represent and warrant to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1 with respect to the Sellers (except where another date or period of time is specifically stated herein for a representation or warranty). The Disclosure Schedules shall be arranged according to the numbered and lettered paragraphs in this Section 3.1, and any disclosure shall qualify (x) the corresponding paragraph in this Section 3.1 and (y) any other paragraph(s) in this Section 3.1 only to the extent that such disclosure clearly states that it also qualifies or applies to such other paragraph(s).

3.1.1  Authorization of Transaction. The Sellers have full power and authority to execute and deliver this Agreement and to perform the Sellers’ obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally. Except as set forth in Schedule 3.1.1, the Sellers are not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

3.1.2  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Seller is subject, (B) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which any Seller is bound or to which any of any Seller’s assets is subject, or (C) result in the imposition or creation of an Encumbrance upon or with respect to the Company Units.

3.1.3  Brokers’ Fees. Except as set forth in Schedule 3.1.3, the Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.1.4  Ownership. The Sellers hold of record and own beneficially all One Hundred (100) of the issued Company Units, free and clear of any restrictions on transfer, Taxes, Encumbrances, options, warrants, purchase rights, contracts, preemptive rights, commitments, equities, claims, and demands. None of the Sellers are a party to any option, warrant, purchase right, or other contract or commitment that could require any Seller to sell, transfer, or otherwise dispose of any unit of the Company (other than this Agreement). None of the Sellers is party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any unit of the Company, and there are no issued or outstanding options, warrants, purchase rights, units, subscription rights, conversion rights, preemptive rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its units.

3.2  Representations and Warranties of the Buyer. Except as set forth in the attached Disclosure Schedules, the Buyer represents and warrants to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2, except where another date or period of time is specifically stated herein for a representation or warranty). The Disclosure Schedules shall be arranged according to the numbered and lettered paragraphs in this Section 3.2, and any disclosure shall qualify (x) the corresponding paragraph in this Section 3.2 and (y) any other paragraph(s) in this Section 3.2 only to the extent that such disclosure clearly states that it also qualifies or applies to such other paragraph(s).

3.2.1   Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

3.2.2   Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

3.2.3  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its certificate of incorporation or bylaws or (B) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

3.2.4  Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

4.  Representations and Warranties Concerning the Company.

Except as set forth in the attached Disclosure Schedules, each Seller hereby represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4, except where another date or period of time is specifically stated herein for a representation or warranty). The Disclosure Schedules shall be arranged according to the numbered and lettered paragraphs in this Section 4, and any disclosure shall qualify (x) the corresponding paragraph in this Section 4 and (y) any other paragraph(s) in this Section 4 only to the extent that such disclosure clearly states that it also qualifies or applies to such other paragraph(s). Each Seller and the Company hereby acknowledge that nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the applicable Disclosure Schedule(s) identifies such exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

4.1  Organization, Qualification, and Company Power. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. The Company has all requisite power and authority to own, lease and operate the assets owned, leased and operated by it and to carry on its business as currently being conducted and contemplated to be conducted by it. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Schedule 4.1 identifies the managing members and/or managers of the Company. The Sellers and the Company have delivered to the Buyer correct and complete copies of the Certificate of Formation and the Operating Agreement of the Company (as amended to date). The minute books (containing the records of meetings of the members of the Company, the managing members and/or managers of the Company, and any committees of the managing members and/or managers of the Company), the unit certificate books, and the unit record books of the Company are correct, accurate and complete. The Company has no predecessors and has no Affiliates other than the Seller.

4.2  Capitalization. The entire authorized number of units of the Company consists of 100 units, $1.00 par value per unit, of which 100 units are issued and outstanding and zero units are authorized but unissued. All of the issued and outstanding Company Units have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, preemptive rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its units. Except as set forth in Schedule 4.2, there are no outstanding or authorized unit appreciation, phantom unit, profit participation, or similar rights with respect to the Company, nor has the Company committed to issue any of the foregoing. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the units of the Company.

4.3  Noncontravention. Except as set forth on Schedule 4.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, Order, charge, or other restriction of any Governmental Authority to which the Company is subject or any provision of the Certificate of Formation or the Operating Agreement of the Company, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, report or other filing (whether with a Governmental Authority or other third party) or give rise to any payments or compensation under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (iii) or result in the imposition of any Encumbrance upon any of the Company Units or the Company’s assets. Except as set forth in Schedule 4.3, neither the Company nor any Seller needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

4.4  Brokers’ Fees. Except as set forth in Schedule 3.1.3, the Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5  Title to Assets. Except as set forth in Schedule 4.5, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, excluding Permitted Encumbrances and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

4.6  Subsidiaries. The Company has no Subsidiaries. The Company (i) has never had a Subsidiary and (ii) does not own or hold the right to acquire any shares of stock, units or any other security or interest in any other Person.

4.7  Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheets, statements of income and retained earnings, statements of cash flows and unitholders’ equity, as of and for the fiscal years ended December 31, 2005 and December 31, 2006 (the “Most Recent Fiscal Year End”) for the Company; and (ii) unaudited balance sheets and statements of income, changes in unitholders’ equity, and cash flows (the “Most Recent Financial Statements”) as of and for the three (3) month period ended March 31, 2007 (the “Most Recent Fiscal Month End”) for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the unaudited interim financial statements have been prepared by management of the Company, will not contain any footnotes and may not contain all adjustments required to conform to GAAP); present fairly the financial condition, the results of operations, unitholders’ equity and cash flow of the Company; are correct and complete; and are consistent with the books and records of the Company.

4.8  Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Schedule 4.8, since the Most Recent Fiscal Year End, there has not been any change in the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations or future prospects of the Company (other than changes in general economic conditions) which has had, or is reasonably likely to have, a Material Adverse Effect on the Company or its business as presently conducted. Without limiting the generality of the foregoing, since that date:

4.8.1  the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to the Company’s business, outside the Ordinary Course of Business;
4.8.2  the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than Twenty-Five Thousand Dollars (US $25,000.00) or outside the Ordinary Course of Business;

4.8.3  no party (including the Company) has accelerated, terminated, made material modifications to, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than Twenty-Five Thousand Dollars (US $25,000.00) to which the Company is a party or by which it is bound nor, to the Knowledge of each Seller and the Company, threatened any of the foregoing actions;

4.8.4  except for the Permitted Encumbrances, the Company has not caused or permitted any Encumbrance to be imposed upon any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to the Company’s business;

4.8.5  the Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

4.8.6  the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

4.8.7  the Company has not outside the Ordinary Course of Business issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

4.8.8  the Company has not incurred, created or otherwise become liable for any Indebtedness and has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

4.8.9  the Company has not amended, cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business and has not accelerated collection of accounts receivable or delayed payment of accounts payable;

4.8.10  the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property that is material, either individually or in the aggregate, to the Company’s business;

4.8.11  there has been no change made or authorized in the Certificate of Formation or the Operating Agreement of the Company which have not been approved in writing by Buyer;

4.8.12  the Company has not issued, sold, exchanged, or otherwise disposed of any of its units, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its units;

4.8.13  except as disclosed in the Financial Statements, the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its units (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its units, or granted to any Person any option or other right to acquire any units or other securities of the Company;

4.8.14  the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to property that is material, either individually or in the aggregate, to the Company’s business;

4.8.15  the Company has not made any loan to, or entered into any other transaction with, any of its managing members and/or managers and employees other than in the Ordinary Course of Business;

4.8.16  the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

4.8.17  the Company has not granted any increase in the compensation of any of its managing members and/or managers or employees;

4.8.18  the Company has not adopted, amended, modified, or terminated, in any material respect, any bonus, profit sharing, incentive, severance, employee benefit or other plan, contract, or commitment for the benefit of any of its managing members and/or managers and employees (or taken any such action with respect to any other Employee Benefit Plan);

4.8.19  the Company has not entered into or modified any retention, severance or incentive agreement related to the transactions contemplated by this Agreement;

4.8.20  except as disclosed on Schedule 4.8, the Company has not made any other change in employment terms, compensation or benefits for any of its managing members and/or managers and employees;

4.8.21  the Company has not changed any method or principle of accounting except to the extent required by GAAP or as advised by the Company’s independent accountant;

4.8.22  the Company has not made any material Tax election, or except as disclosed on Schedule 4.8, settled any Tax liability; and

4.8.23  the Company has not committed to or agreed to undertake any of the foregoing.

4.9  Undisclosed Liabilities. Except as disclosed on Schedule 4.9, the Company has no Liability and there is no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand pending or, to the Knowledge of the Company and each Seller, threatened against the Company that would reasonably be expected to give rise to any Liability, except for (i) Liabilities set forth on the Most Recent Balance Sheet, and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.10  Legal Compliance. The Company and its predecessors and Affiliates have complied with all applicable Laws and Orders, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.

4.11  Tax Matters.

4.11.1  The Company has duly and timely filed all Tax Returns to be filed by it. All such Tax Returns are true, correct and complete in all respects. Except as disclosed in Schedule 4.11, all Taxes owed by the Company (whether or not shown on any Tax Return) have been paid or properly accrued and the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. To the Company’s and each Seller’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure to pay any Tax.

4.11.2  The Company has complied with all applicable laws regarding payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

4.11.3  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or granted any power of attorney in respect to the Company with respect to any matter related to Taxes.

4.11.4  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Company has not filed any disclosures under Code §6011 nor has it entered into any “listed transactions” as defined in Treasury Regulation §1.6011-4(b)(2), and the Company has properly disclosed all reportable transactions as required by Treasury Regulation §1.6011-4.

4.11.5  The Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of any interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

4.12  Real Property.

4.12.1  The Company does not own any real property.

4.12.2  Schedule 4.12 sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to the Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 4.12, with respect to each of the Leases:

4.12.2.1  such Lease is legal, valid, binding, enforceable and in full force and effect;

4.12.2.2  the transaction contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

4.12.2.3  the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of each Seller and the Company, there are no disputes with respect to such Lease;

4.12.2.4  neither the Company nor any other party to the Lease is in breach or default under such Lease, and, to the Knowledge of each Seller and the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

4.12.2.5  no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

4.12.2.6  the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

4.12.2.7  the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company;

4.12.2.8  the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

4.12.2.9  the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and

4.12.2.10  there are no liens or encumbrances on the estate or interest created by such Lease.

4.13  Intellectual Property. Schedule 4.13 (i) lists all patents, registrations and applications for registration of Intellectual Property owned by the Company, (ii) lists all trade names, domain names and material unregistered trademarks owned by the Company, (iii) describes all material inventions and material unregistered copyrights owned by the Company, (iv) lists all software developed and/or owned by the Company, and (v) lists all material trade secrets of the Company. Except as disclosed in Schedule 4.13, the Company owns, free from any Encumbrance, or has a valid, enforceable and fully paid up license or other right to use, all Intellectual Property used in the business of the Company or necessary to operate the business of the Company as currently conducted and currently proposed to be conducted. Except as disclosed in Schedule 4.13, all Intellectual Property owned or used by the Company in the operation of its business as of the date hereof will be owned or available for use by the Company on identical terms and conditions immediately following the Closing. The Company has taken all necessary action, performed all customary acts, and has paid all fees and taxes (to the extent applicable), required to protect and maintain in full force and effect all Intellectual Property owned by the Company. No claim by any third party has been made contesting the validity, enforceability, use or ownership of the Intellectual Property owned or used by the Company, and each Seller and the Company have no Knowledge of any basis for such claim. Neither the Company nor any Seller has received any notices (including any cease-and -desist letters or offers to license) alleging infringement or misappropriation of any third party Intellectual Property. To the Knowledge of the Company and each Seller, no third party is infringing, misappropriating or otherwise engaging in unauthorized use of the Intellectual Property of the Company. Except as disclosed on Schedule 4.13, each current and former employee, consultant and managing member and/or manager of the Company has executed an agreement with the Company requiring such employee, consultant or managing member and/or manager to maintain the confidentiality of the Company’s proprietary information and assign all Intellectual Property developed by such employee, consultant or managing member and/or manager to the Company or its designee. To the Knowledge of the Company and each Seller, the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties.

4.14  Sufficiency of Assets. The Company owns and has good and marketable title, free and clear of Encumbrances, to all of its assets. The Company owns or has a valid leasehold interest in all of the tangible and intangible assets (including, without limitation, all buildings, machinery, equipment, and other tangible assets) necessary for the conduct of its business as presently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

4.15  Contracts. Schedule 4.15 identifies each of the contracts, commitments, arrangements, undertakings and other agreements to which the Company is a party (other than Government Contracts and Related Party Agreements, which are set forth separately on Schedule 4.24 and Schedule 4.29, respectively):

4.15.1  for the lease of personal or real property to or from any Person providing for lease payments in excess of Twenty Thousand Dollars (US $20,000.00) per annum;

4.15.2  for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of Twenty Thousand Dollars (US $20,000.00);

4.15.3   concerning a partnership, joint venture or teaming agreement;

4.15.4  under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Twenty Thousand Dollars (US $20,000.00) or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

4.15.5  concerning confidentiality, noncompetition or which restricts any business by the Company, or the ability to solicit or hire any Person;

4.15.6  with respect to any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former managing members and/or managers and employees;

4.15.7  any collective bargaining agreement;

4.15.8  for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Twenty Thousand Dollars (US $20,000.00) or providing material severance benefits;

4.15.9  under which it has advanced or loaned any amount to any of its managing members and/or managers and employees outside the Ordinary Course of Business;

4.15.10  under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Company;

4.15.11  the performance of which involves consideration in excess of Twenty Thousand Dollars (US $20,000.00);

4.15.12  relating to Intellectual Property (other than those related to retail shrinkwrap software licensed by the Company for a total cost of less than Twenty Thousand Dollars (US $20,000.00) each instance) including licenses, permits, sublicenses or the development of Intellectual Property; or

4.15.13  which is a stock purchase agreement, asset purchase agreement, or other acquisition or divestiture agreement entered into by the Company since its inception.

The Company has delivered to Buyer a true and complete copy of such written contracts required to be listed in Schedule 4.15. Neither the Company nor, to each Seller’s Knowledge, any other party to such contract is in breach or default thereunder, and no event has occurred which, with notice or lapse of time or both would constitute a breach or default thereof, or permit termination, modification or acceleration thereunder.

4.16   Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

4.17  Insurance. Schedule 4.17 contains a description (including the name of the insurer, the policy number, and the period, amount and scope of coverage) of each insurance policy maintained by the Company with respect to its properties, assets and business (collectively, the “Insurance Policies”). Each Insurance Policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. The Company is not in default with respect to its obligations under any Insurance Policy, nor has the Company been denied insurance coverage. The Company does not have any self-insurance or co-insurance programs. In the three (3) year period ending on the date hereof, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of the Company’s assets, purchase of additional equipment or material modification of any of the Company’s methods of doing business. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

4.18  Litigation. Except as set forth on Schedule 4.18, there is no action, indictment, arbitration, suit, proceeding or, to the Knowledge of each Seller and the Company, investigation pending against, or to the Knowledge of each Seller and the Company, threatened against or affecting, any Seller or the Company with respect to the Company or the Company’s business as it is presently conducted. The actions, suits and proceedings listed on Schedule 4.18 will not, either individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth on Schedule 4.18, neither any Seller nor the Company is in violation of and, to the Knowledge of each Seller and the Company, is not under investigation with respect to and, to the Knowledge of each Seller and the Company, has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment or Order.

4.19  Employees and Contractors.

4.19.1  Schedule 4.19.1 contains a list of all employees of the Company, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), most recent increase (or decrease) in compensation and amount thereof, and estimated or target annual incentive compensation of each such person. Except as set forth on Schedule 4.19.1, none of such employees is a party to a written employment agreement or contract with the Company and each is employed “at will”. Except as set forth in Schedule 4.19.1, each such employee has entered into the Company’s standard form of employee non-disclosure agreement with the Company, a copy of which has been previously delivered to the Buyer. To the Knowledge of each Seller and the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any material unfair labor practice. Neither the Company nor any Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

4.19.2  Schedule 4.19.2 contains a list of all independent contractors (excluding subcontractors) currently engaged by the Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.19.2, none of such independent contractors is a party to a written agreement or contract with the Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been previously delivered to the Buyer. For the purposes of applicable Law, including without limitation the Code, all independent contractors who are, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company except as noted on Schedule 4.19.2, each independent contractor is terminable on not less than thirty (30) days notice, without any obligation to pay severance or a termination fee.

4.19.3  There are no written policies, rules or procedures applicable to employees of the Company other than those set forth in Schedule 4.19.3. True and complete copies of such policies have been delivered to Buyer.

4.19.4  The Company is not delinquent in payments to any of its employees for wages, salaries, commissions, bonuses or other direct compensation for services performed by such employees or for reimbursement of expenses.

4.20  Employee Benefits.

4.20.1  Schedule 4.20 sets forth a complete and correct list of each Employee Benefit Plan.

4.20.2  Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

4.20.3  Except as set forth on Schedule 4.20, all required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

4.20.4  All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

4.20.5  Each Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the IRS that such Employee Benefit Plan is so qualified, and to the Company’s Knowledge nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. Each such Employee Benefit Plan has been timely amended, if such amendment is required on or before the Closing Date, to comply with the provisions of recent legislation commonly referred to as “GUST” and timely submitted to the IRS for a determination letter that takes such amendments into account.

4.20.6  The Sellers and the Company have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan. Except as set forth in Schedule 4.20, each Employee Benefit Plan may be amended, terminated or otherwise discontinued at the will by the Company without liability for such amendment, termination or discontinuance except as otherwise required by ERISA.

4.20.7  Neither the Company nor any ERISA Affiliate currently maintains, sponsors, contributes to, or has any Liability under (or with respect to), or has ever maintained, sponsored, contributed to, or had Liability under (or with respect to) any “defined benefit plan” (as defined in Section 3(35) of ERISA), or any Multiemployer Plan, or otherwise has any Liability under Title IV of ERISA. No asset of the Company is subject to any lien under ERISA or the Code.

4.20.8  There have been no Prohibited Transactions with respect to any Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

4.20.9  Except as set forth on Schedule 4.20, the Company does not maintain, contribute to or have an obligation to contribute to, or any Liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated managing members and/or managers or employees of the Company (or any spouse or other dependent thereof) other than in accordance with COBRA.

4.21  Guaranties. The Company is not a guarantor nor is it otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

4.22  Environmental, Health, and Safety Matters.

4.22.1  To the Knowledge of the Company and each Seller, the Company has complied and is in compliance in all respects with all Environmental, Health, and Safety Requirements, including, without limitation, all permits, Licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

4.22.2  The Company has not received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

4.22.3  The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigatory, remedial or corrective obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

4.22.4  Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

4.22.5  Neither the Company nor any Seller has any environmental audits, reports or other material environmental documents relating to the Company’s past or current properties, facilities or operations.

4.23  Governmental Licenses and Permits. The Company owns or possesses all right, title and interest in and to all Licenses which are necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company is in compliance with the material terms and conditions of such Licenses. To the Knowledge of each Seller and the Company, no loss or expiration of any License is pending or, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

4.24  Government Contracts.

4.24.1  Part I of Schedule 4.24.1 lists all Government Contracts (except for task orders and blanket purchasing agreements pursuant to Government Contracts), and with respect to each such listed Government Contract, Part I of Schedule 4.24.1 accurately lists: (A) the contract name; (B) the award date; (C) the customer; and (D) the contract end date. Attached to Part I of Schedule 4.24.1 is the “contract data sheet” for each current Government Contract listed on Part I of Schedule 4.24.1 for which the Company is the prime contractor. Part II of Schedule 4.24.1 lists the Company’s current project charge codes, and with respect to each such charge code, Part II of Schedule 4.24.1 accurately lists: (A) the customer; (B) the customer’s contract number corresponding to the charge code; (C) the customer’s order number; (D) the Company’s internal project charge code number; (E) the corresponding project name; (F) the end date; (G) inception to June 1, 2007 funding; and (H) inception to June 1, 2007 revenue. Part II of Schedule 4.24.1 also indicates the basis for billing with respect to the charge codes that represent fixed price task orders. Part III of Schedule 4.24.1 lists all Government Contract Bids, including task order bids under current Government Contracts submitted by the Company and for which no award has been made thirty (30) days or more prior to the date of this Agreement, and with respect to each such Government Contract Bid, Part III to Schedule 4.24.1 accurately lists: (1) the customer agency and title; (2) the request for proposal (RFP) number or, if such Government Contract Bid is for a task order under a prime contract, the applicable prime contract number, (3) the date of proposal submission; (4) the expected award date, if known; (5) the estimated period of performance; and (6) the estimated value based on the proposal, if any. The Company and the Sellers have delivered to Buyer true and complete copies of all Government Contracts (except for task orders pursuant to such Government Contracts) and of all Government Contract Bids and provided access to the Buyer to true and correct copies of all material documentation related thereto requested by the Buyer.

4.24.2  Except as set forth on Schedule 4.24.2, (A) the Company has not received written notification of cost, schedule, technical or quality problems that could reasonably result in claims against the Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (B) there are no Government Contracts pursuant to which the Company is, to the Knowledge of the Company and each Seller, reasonably likely in the near future to experience cost, schedule, technical or quality problems that could reasonably result in claims against the Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (C) to the Knowledge of the Company and each Seller, all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (D) except for task orders under Government Contracts, the Government Contracts are not currently the subject of bid or award protest proceedings, and, to the Knowledge of the Company and each Seller, no such Government Contracts are reasonably likely to become the subject of bid or award protest proceedings; and (E) no Person has notified the Company that any Governmental Authority intends to seek the Company’s agreement to lower rates under any of the Government Contracts or Government Contract Bids, including but not limited to any task order under any Government Contract Bids.

4.24.3  Except as set forth on Schedule 4.24.3: (A) the Company has fully complied with all material terms and conditions of each Government Contract and Government Contract Bid to which it is a party; (B) the Company has complied, in all material respects, with all statutory and regulatory requirements, including but not limited to the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulations (“FAR”) and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts and Government Contract Bids, (C) the representations, certifications, and warranties made by the Company with respect to the Government Contracts or Government Contract Bids were accurate in all material respects as of their effective date, and the Company has fully complied with all such certifications in all material respects; (D) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Contract Bid, and, to the Knowledge of the Company and each Seller, no event, condition or omission has occurred or exists that would constitute grounds for such action; (E) no past performance evaluation received by the Company with respect to any such Government Contract has set forth a default or other material failure to perform thereunder or termination or default thereof; and (F) to the Knowledge of the Company and the Seller, no money due to the Company pertaining to any Government Contract or Government Contract Bid has been withheld or set-off.

4.24.4  Except as set forth in Schedule 4.24.4, with respect to the Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified the Company of any actual or, to the Knowledge of the Company and each Seller, alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to materially affect payments under Government Contracts or adversely affect the award of Government Contracts to the Company in the future.

4.24.5  The Company has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (A) liability under the False Claims Act, (B) a claim for price adjustment under the Truth in Negotiations Act, or (C) any other request for a reduction in the price of any Government Contract, including but not limited to claims based on actual or alleged defective pricing. There exists no basis for a claim of any material liability of the Company by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority. The Company is not participating in any pending claim and, to the Knowledge of the Company and each Seller, has no interest in any potential claim under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Contract Bid.

4.24.6  Except as set forth on Schedule 4.24.6, (A) the Company has not received any written or, to the Knowledge of the Company and each Seller, any oral, show cause, cure, default or similar notice relating to the Government Contracts; (B) no Government Contract has been terminated for default in the past three (3) years; and (C) the Company has not received any written or, to the Knowledge of the Company and each Seller, any oral, notice terminating any Government Contract for convenience or indicating an intent to terminate any of the Government Contracts for convenience.

4.24.7  Except as set forth on Schedule 4.24.7, the Company has not received any written, or, to the Knowledge of the Company and each Seller, oral, notice of any outstanding claims or contract disputes to which the Company is a party (A) relating to the Government Contracts or Government Contract Bids and involving either a Governmental Authority, any prime contractor, any higher-tier subcontractor, vendor or any third party; and (B) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

4.24.8  Neither the Company nor any Seller has ever been and is not now, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced, or to the Knowledge of the Company and each Seller, threatened against the Company or any of its managing members and/or managers or employees. To the Knowledge of the Company and each Seller, there is no valid basis for the Company’s or any Seller’s suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Authority.

4.24.9  No negative determination of responsibility has been issued against the Company during the past three (3) years with respect to any quotation, bid or proposal for a Government Contract.

4.24.10  Except as set forth on Schedule 4.24.10, since January 1, 1998, (A) the Company has not undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Authority relating to any Government Contract, (B) the Company has not received written notice of, and to the Knowledge of the Company and each Seller, the Company has not undergone any investigation or review relating to any Government Contract, and (C) to the Knowledge of the Company and each Seller, no such audit, review, inspection, investigation, survey or examination of records is threatened. Except as set forth in Schedule 4.24.10, the Company has not received any official notice that it is or was being specifically audited or investigated by the General Accounting Office, the Defense Contract Audit Agency, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney). The Company has not received any written notice that any audit, review, inspection, investigation, survey or examination of records described in Schedule 4.24.10 has revealed any fact, occurrence or practice which could reasonably be expected to have a Material Adverse Effect on the Company.

4.24.11  During the last five (5) years, the Company has not made any voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid.

4.24.12  The Company has not received any written notice that any, and to the Knowledge of the Company and each Seller, none of the Company’s employees, consultants or agents is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company. The Company has not received written notice of any, and to the Knowledge of the Company and each Seller, there is no, pending investigation of any managing member and/or manager, employee or representative of the Company, nor within the last five (5) years has there been any audit or investigation of the Company or any managing member and/or manager, employee or representative of the Company relating to the business of the Company resulting in a material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid.

4.24.13  All indirect and general and administrative (G&A) expense rates are being billed consistent with Defense Contract Audit Agency-approved rates or provisional rates.

4.24.14  To the Knowledge of the Company and each Seller, the Company is in compliance in all material respects with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

4.24.15  Except as set forth on Section 4.24.15, to the Knowledge of the Company and each Seller, there are no events or omissions that would reasonably be expected to result in (A) a material claim against the Company by a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Contract Bid, or (B) a material dispute between the Company and a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Contract Bid.

4.24.16  The Company has undertaken no internal audit of any events or omissions that, at the time of the audit, the Company or any Seller reasonably expected to have a Material Adverse Effect on performance of a Government Contract or Government Contract Bid or a Material Adverse Effect on the Company as a whole. To the Knowledge of the Company and each Seller, (A) all Government Contract Bids listed on Schedule 4.24.1 were submitted in the Ordinary Course of Business of the Company, (ii) all Government Contract Bids listed on Schedule 4.24.1 were based on assumptions believed by the management of the Company to be reasonable, and (iii) the Company and each Seller reasonably believe all Government Contract Bids listed on Schedule 4.24.1 are capable of performance by the Company in accordance with the terms and conditions of such Government Contract Bid without a total program loss (calculated in accordance with the Company’s accounting principles consistently applied).

4.24.17  Except as set forth on Schedule 4.24.17, to the Knowledge of the Company and each Seller, no Government Contract has incurred or currently projects losses or cost overruns in an amount exceeding Twenty-Five Thousand Dollars ($25,000.00). No payment has been made by the Company or, to the Knowledge of the Company and each Seller, by a Person acting on the Company’s behalf, to any Person (other than to any bona fide employee or agent of the Company, as defined in subpart 3.4 of the FAR), which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws. The Company is not subject to any “forward pricing” regulations.

4.24.18  Except as set forth on Schedule 4.24.18, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

4.24.19  Except as set forth on Schedule 4.24.19, the Company has not reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts for the years 2001 through 2006, and those years are not closed.

4.24.20  As of December 31, 2005, no personal property, equipment or fixtures were loaned, bailed or otherwise furnished to the Company by or on behalf of the United States Government.

4.24.21  The Company certifies that (A) no written claims, or, to the Knowledge of the Company and each Seller, claims threatened in writing, exist against the Company with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company; (B) no such claims of a material nature have been made against the Company in the past five (5) years; (C) to the Knowledge of the Company and each Seller, no amendment has been made to any written warranty or guarantee contained in any Government Contract that would reasonably be expected to result in a Material Adverse Effect on the Company; and (D) to the Knowledge of the Company and each Seller, the Company has not taken any action which would reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.

4.24.22  Except to the extent prohibited by applicable Law, Schedule 4.24.22 sets forth all material facility security clearances held by the Company.

4.25  Liability for Cost and Pricing Data. To the Knowledge of the Company and each Seller, there exists no basis for a claim of any liability against the Company by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority, including, without limitation, any such data relating to liabilities accrued on the Company’s books or in their respective financial accounts, except for deferred compensation expense related to the managing members and/or managers of the Company.

4.26  Notes and Accounts Receivable. All notes and accounts receivable of the Company shown on all balance sheets included in the Financial Statements arose from sales actually made or services actually performed in the Ordinary Course of Business of the Company and are subject to no setoffs or counterclaims. To the Knowledge of the Company and each Seller, the billed accounts receivable have been collected or are fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company.

4.27  Organizational Conflicts of Interest. To the Knowledge of the Company and each Seller in the past five (5) years, the Company has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any current Governmental Authority procurement an Organizational Conflict of Interest, as defined in Federal Acquisition Regulation 9.501, with the Company.

4.28  Customers and Suppliers.

4.28.1  Schedule 4.28 identifies the twenty (20) largest customers (by revenue) of the Company (on a consolidated basis) for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net revenues attributable to such customer. Schedule 4.28 also identifies any additional customers which the Company reasonably anticipates shall be among the twenty (20) largest customers for the current fiscal year. For purposes of this Section 4.28, “customer” shall mean any contracting entity (without regard to the end user of the goods or services in question).

4.28.2  Since the date of the Most Recent Balance Sheet, no material supplier of the Company has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company, and no customer listed on Schedule 4.28 has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company.

4.29  Affiliated Transactions. Except as set forth on Schedule 4.29, neither (i) any Seller, (ii) any member of any Seller’s immediate family (limited to a Seller’s spouse and any child by blood or adoption, brother, sister, or parent of a Seller or a Seller’s spouse), (iii) any of each Seller’s Affiliates (excluding the Company), nor (iv) any managing member and/or manager, or person owning beneficially or of record at least 10% of the voting stock of the Company or any other Affiliate of any Seller (each, a “Related Party”) (x) is a party to any material agreement, contract, commitment, arrangement, or transaction with the Company or that pertains to the business of the Company, excluding employment or other compensation, non-competition, confidentiality or other similar agreements between the Company and any Person who is a managing member and/or manager or employee of the Company (each an “Related Party Agreement”); or (y) owns, leases, or has any economic or other interest in any asset, tangible or intangible, that is used by the Company in carrying out its business. There shall be no outstanding or unsatisfied financial obligations of any kind (including, without limitation, inter-company accounts, notes, guarantees, loans, or advances) between the Company on the one hand and a Related Party on the other hand (each a “Related Party Obligation”), except to the extent arising out of the post-Closing performance of a Related Party Agreement that is in writing and is set forth on Schedule 4.29 (and a true and complete copy of which has been provided to the Buyer). The satisfaction, release, termination, or other disposition of a Related Party Obligation shall not have caused, and shall not reasonably be expected to cause, the Company to suffer an adverse consequence, except to the extent that such adverse consequence is reflected in the Most Recent Financial Statements and does not and will not impose any obligation or other Liability on the Company from and after the Closing.

4.30   Defense Articles, Defense Services and Technical Data. Since the Company’s inception, it has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively.

4.31   Disclosure. No representation or warranty by any Seller or the Company contained in this Agreement and no statement of fact contained (i) in the Financial Statements and the Disclosure Schedules delivered to the Buyer or its representatives pursuant to this Agreement or other writings furnished therewith, or (ii) in certificates or other documents to be furnished by the Company and each Seller to the Buyer or any of its representatives pursuant to the provisions hereof contains any untrue statement of material fact or omits or will knowingly omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

4.32   Bank Accounts. Schedule 4.32 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company.

5.  Additional Agreements of the Parties. The Parties agree as follows with respect to the period following the Closing.

5.1  General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below). Each Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of and each Seller will provide to Buyer all documents, books, records (including Tax records), agreements, minute books and financial data of any sort relating to the Company.

5.2  Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

5.3  Transition. Neither any Seller nor the Company will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Each Seller will refer all customer inquiries relating to the business of the Company to the Company from and after the Closing.

5.4  Confidentiality. (a) Each Seller will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are any Seller’s possession. In the event that (a) any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that such Seller shall use such Seller’s best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

(b) Notwithstanding anything herein to the contrary, to the extent required by applicable law, any party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided, that this sentence shall not permit any Person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions; provided further, that this sentence shall not be effective with respect to any Person until the earliest of (i) the date of a public announcement (if any) of discussions relating to any such transaction involving such Person, (ii) the date of a public announcement (if any) of any such transaction involving such Person and (iii) the date of the execution of a definitive agreement to enter into any such transaction involving such Person, it being understood that there are no limits at any time on the ability of any party to consult its own independent tax advisor regarding the tax treatment or tax structure of the transaction.

5.5  Company’s Accountants. Each Seller will cooperate with the Buyer, upon the request of the Buyer in obtaining the consent of the Company’s Accountants to the use by the Buyer of the historical financial statements of the Company in connection with any filing by the Buyer under the Securities Act and the Securities Exchange Act.

6.  Conditions to Obligation to Close.

6.1  Conditions to Obligation of the Parties Generally. The Parties shall not be obligated to consummate the transactions to be performed by each of them in connection with the Closing if, on the Closing Date, (i) any action, suit, or proceeding shall be pending or threatened before any Governmental Authority wherein an Order or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (ii) any Law or Order which would have any of the foregoing effects shall have been enacted or promulgated by any Governmental Authority. Each Party may waive any condition to its obligations specified in this Section 6.1 by execution of a writing so stating at or prior to the Closing.

6.2  Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

6.2.1  the representations and warranties set forth in Section 3.1 and Section 4 above shall be true and correct in all material respects, at and as of the date of this Agreement and the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) for changes permitted by this Agreement);

6.2.2  each Seller and the Company shall have performed and complied with all of their covenants hereunder through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case each Seller and the Company shall have performed and complied with all of their covenants hereunder in all respects through the Closing;

6.2.3  no action, suit, or proceeding shall be pending or threatened before any Governmental Authority wherein an Order or charge would (A) affect adversely the right of the Buyer to own the Company Units and to control the Company, (B) affect adversely the right of the Company to own its assets and to operate its business, (C) prevent consummation of any of the transactions contemplated by this Agreement, or (D) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such Order or charge shall be in effect), nor shall any Law or Order which would have any of the foregoing effects have been enacted or promulgated by any Governmental Authority;

6.2.4  no event, change or development shall exist or shall have occurred since the date of this Agreement that has had or is reasonably likely to have a Material Adverse Effect on the Company;

6.2.5  the Sellers and Company shall have procured all of the necessary Governmental Authority authorizations, consents, orders and approvals, except as set forth on Schedule 6.2.5;

6.2.6  the Sellers and the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6.2.1 through Section 6.2.5 is satisfied in all respects;

6.2.7  the Sellers shall have delivered to the Buyer a certified copy of the Company’s Certificate of Formation;

6.2.8  Mr. Sam Caldwell shall have executed an employment agreement with the Buyer in form and substance as set forth in Exhibit C attached hereto (the “Employment Agreement”).

6.2.9  the Company shall provide written confirmation to the Buyer with respect to the retention of Mrs. Zulema Caldwell as an employee of the Company.

6.2.10  each Seller and the Company shall have entered into a limited mutual release substantially in the form of Exhibit D attached hereto (the “Release of Claims”);

6.2.11  the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Buyer, and dated as of the Closing Date;

6.2.12  each Seller shall have executed and delivered to the Buyer a Confidentiality and Non-Competition Agreement in the form of Exhibit F attached hereto (the “Non-Compete Agreement”);

6.2.13  the Board of Directors of the Buyer shall have authorized and approved this Agreement and the transactions contemplated hereby;

6.2.14  the Sellers shall have caused the Company to obtain and deliver to the Buyer a certificate of good standing of the Company from the State of Maryland, and a certificate from the Secretaries of State of each jurisdiction in which the Company owns or leases real property or otherwise does business evidencing the Company’s authorization to conduct business as a foreign company in such state, each dated not earlier than twenty (20) days prior to the Closing Date;

6.2.15  the Sellers shall have delivered to the Buyer original stock certificates representing the Company Units and irrevocable stock powers executed by the Seller transferring the Company Units to the Buyer;

6.2.16  the Sellers shall have delivered to the Buyer the original minute book of the Company;

6.2.17  the Sellers and Company shall have terminated all other Related Party Agreements and provided the Buyer with evidence of such terminations;

6.2.18  all consents, permits and approvals from parties to contracts with the Company or with the Sellers (a) that may be required in connection with the performance by the Company or any Seller of their respective obligations under this Agreement or the other Transaction Documents including without limitation those consents, permits and approvals which if not obtained would violate, conflict with or result in the breach of any of the material terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any such contract, shall have been obtained and be in full force and effect, and the Buyer shall have been furnished with evidence reasonably satisfactory to it that such consents, permits and approvals have been obtained and are in full force and effect;

6.2.19  the approval of the managing member(s) and/or manager(s) of the Company (if required by applicable law) shall have been obtained, and the Buyer shall have been furnished with evidence reasonably satisfactory to it that such approval and any other approvals necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents have been obtained;

6.2.20  at the Closing, the Buyer shall received an affidavit from Seller, setting forth such Seller’s name, address and federal tax identification number and stating that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code. If, on or before the Closing, the Buyer shall not have received such affidavit, the Buyer may withhold from the Closing Consideration at Closing to the Seller pursuant hereto such sums as are required to be withheld therefrom under Section 1445 of the Code;

6.2.21  all notices required by any Government Contract, or applicable Law with respect to any Government Contract, related to the transactions contemplated by this Agreement, including any notice to the Small Business Administration, shall have been properly given by the Sellers in a form previously approved by the Buyer; and

6.2.22  all actions to be taken by the Sellers and the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

6.2.23  the Buyer shall have successfully consummated a financing transaction to allow for proceeds from such financing transaction to be used as the initial payment under terms of the Note to be made to the Sellers on the Closing Date.

6.2.24  the Sellers and the Company shall have delivered to the Buyer the Financial Statements as described in Section 4.7 hereto.

The Buyer may waive any condition to its obligations specified in this Section 6.2 by execution of a writing so stating at or prior to the Closing.

6.3   Conditions to Obligation of the Sellers. The obligations of the Sellers to consummate the transactions to be performed by the Seller in connection with the Closing is subject to satisfaction of the following conditions:

6.3.1  the representations and warranties set forth in Section 3.2 above shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, at and as of the date of this Agreement and the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) for changes permitted by this Agreement);

6.3.2  the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case the Buyer shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

6.3.3  the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6.3.1 through Section 6.3.2 is satisfied in all respects;

6.3.4   the Sellers and Company shall have procured all of the necessary Governmental Authority authorizations, consents, orders and approvals, except as set forth on Schedule 6.2.5;

6.3.5  all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

6.3.6  the Buyer shall have delivered the Closing Consideration in accordance with Section 2.2;

6.3.7  the Buyer shall have executed and delivered the Non-Competition Agreements, by and between each Seller and the Buyer substantially in the form attached hereto as Exhibit F;

6.3.8  the Buyer shall have entered into that certain Release of Claims identified in Section 6.2.9 above;

6.3.9  the Buyer shall have entered into the Employment Agreement identified in Section 6.2.8 above; and

6.3.10  the Board of Directors of the Buyer shall have authorized and approved this Agreement and the transactions contemplated hereby;

The Sellers may waive any condition to its obligations specified in this Section 6.3 by execution of a writing so stating at or prior to the Closing.

7.  Indemnification.

7.1  Indemnification by the Sellers. The Sellers agree to indemnify, defend and hold harmless the Buyer Parties (and their respective directors, officers, employees, Affiliates, successors and assigns) against, and hold the Buyer Parties harmless from and in respect of any and all Losses which are incurred by virtue of or result from (a) (i) the inaccuracy in or breach of any representation or warranty made by any Seller or the Company, or (ii) the non-fulfillment by any Seller from and after the Closing, of any unwaived covenant or agreement, in each case as contained in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto or (b) enforcing the Buyer Parties’ indemnification rights provided for hereunder.

7.2  Indemnification by the Buyer. The Buyer agrees to indemnify the Sellers (and their heirs at law) against and hold the Sellers harmless from and in respect of any and all Losses which are incurred by virtue of or result from (a) (i) the inaccuracy in or breach of any representation or warranty made by the Buyer, or (ii) the non-fulfillment or breach of any unwaived covenant or agreement, in each case as made by or on behalf of the Buyer in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto or (b) enforcing the Sellers’ indemnification rights provided for hereunder.

7.3  Supplemental Indemnification by the Sellers and/or Buyer.

7.3.1  Supplemental ERISA Indemnification. Each Seller agrees to indemnify and hold harmless the Buyer Parties with respect to any and all Losses arising out of or otherwise in respect of (i) any Employee Benefit Plan that is not disclosed on Schedule 4.20 or any loss incurred by any Buyer Parties resulting from any violation by the Company prior to the Closing of any reporting and disclosure rules or regulations, including, without limitation, the failure to timely file any report, schedule, application for determination, or any other information required to be reported, under ERISA or the Code in respect of any Employee Benefit Plan that is not disclosed on Schedule 4.20, (ii) any violation of any reporting and disclosure rules or regulations, including, without limitation, the failure to timely file any report, schedule, application for determination, or any other information required to be reported, under ERISA or the Code in respect of any Employee Benefit Plan that is disclosed on Schedule 4.20 and (iii) any failure by the Company prior to the Closing to amend, within the time period required under the Code, any Employee Benefit Plan that is a tax-qualified retirement plan to qualify under Section 401(a) of the Code. Notwithstanding anything to the contrary in Section 7.4, the indemnification obligations set forth in clauses (i), (ii) and (iii) of the first sentence of this Section 7.3.1 shall be treated as ERISA Claims (as defined in Section 7.4) for purposes of the survival provisions of Section 7.4.

7.3.2  Supplemental Contract Indemnification. Each Seller agrees to indemnify and hold harmless the Buyer Parties with respect to any Losses incurred by any of the Buyer Parties based upon, arising out of or otherwise in respect of, any government disallowance of incurred Direct Contract Costs and/or Indirect Costs, including, without limitation, arising out of Defense Contract Audit Agency incurred cost audits of the Company related to any period of time prior to January 1, 2008. Notwithstanding anything to the contrary in Sections 7.3.2 and 7.5, all indemnification obligations in this Section 7.3.2 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and shall not be subject to any time limitation, but shall be subject to the dollar limitations in Sections 7.5(i) and (ii).

7.3.3  Supplemental Tax Indemnification. Each Seller agrees to indemnify the Buyer Parties for any liability for any Taxes imposed on the Company (including without limitation, any underpayment penalties, any Taxes imposed by any foreign taxing authority on the employees of the Company and any built-in gains Taxes) pursuant to federal, state, local or foreign law attributable to any periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”) in excess of Taxes which are included in Schedule 4.11. All indemnification obligations set forth in this Section 7.3.3 shall be treated as Tax Claims (as defined in Section 7.4) for purposes of the survival provisions of Section 7.4 and shall not be subject to any dollar limitations, including without limitation, those set forth in Section 7.5.

7.3.4  Supplemental Indemnification Relating to Real Property Leases. Each Seller agrees to indemnify and hold harmless the Buyer Parties with respect to any Losses incurred by any of the Buyer Parties based on, arising out of or otherwise in respect of: (a) Seller’s failure to comply with its obligations set forth in Sections 5.8 and 5.9 of this Agreement, and (b) the failure of any landlord under a Real Estate Lease to provide its required consent to the transactions contemplated under this Agreement.

7.4  Survival of Representations and Warranties. Notwithstanding any right of the Buyer fully to investigate the affairs of the Company and the Sellers and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations and warranties of each of the Sellers and the Company contained in this Agreement. All representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and, except for the representations and warranties made in Sections 3.1, 3.2, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, and 4.29, which shall survive without limit, (a) with respect to any General Claim (as defined below), shall terminate on the second (2nd) anniversary of the Closing, (b) with respect to any Tax Claim, shall terminate on the later of (i) sixty (60) days following the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation (including any extension or waiver of such periods) and (ii) sixty (60) days following the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations (including any extension or waiver of such periods), (c) with respect to any ERISA Claim, shall terminate sixty (60) days following the date upon which the liability to which any such ERISA Claim may relate is barred by all applicable statutes of limitation (including any extension or waiver of such periods), and (d) with respect to any Environmental Claim (as defined below), shall terminate on the third (3rd) anniversary of the Closing Date, unless, in the case of clauses (a), (b), (c) and (d) above, the party asserting such claim shall have in good faith, provided written notice on or prior to such date, to the party against which such claim is asserted.

As used in this Agreement, the following terms have the following meanings: (a) “General Claim” means any claim (other than a Tax Claim, an ERISA Claim, or an Environmental Claim), (b) “Tax Claim” means any claim based upon, arising out of or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty of any Seller or the Company contained in this Agreement related to Taxes, including, without limitation, Section 4.11, (c) “ERISA Claim” means any claim based upon, arising out of or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty of any Seller or the Company contained in this Agreement related to any Employee Benefit Plan, including, without limitation, Section 4.20 and any claim for Losses pursuant to Section 7.3.1, and (d) “Environmental Claim” means any claim based upon, arising out of or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty of any Seller contained in Section 4.22. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby for a period of two years.

7.5  Certain Limitations on Indemnification Obligations. The Buyer Parties shall not be entitled to receive any indemnification payments under:

(i) Section 7.1 in connection with the inaccuracy in or breach of any representation or warranty, until the aggregate amount of Losses incurred by the Buyer Parties equal to Twenty-five Thousand Dollars ($25,000) (the “Deductible Amount”), whereupon the Buyer shall be entitled to receive indemnity payments for all such Losses in excess of such Deductible Amount; provided, however, that solely for purposes of determining whether the amount of the Seller’s indemnification obligations exceeds the Deductible Amount, a breach of the Sellers’ and the Company’s representations or warranties shall be determined without regard to any limitation or qualification as to materiality or Company Material Adverse Effect (or similar concept) set forth in such representation or warranty.

(ii) The maximum aggregate amount of indemnification payments under this Section 7 (other than Tax Claims and ERISA Claims) to which the Buyer Parties shall be entitled to receive, upon the triggering of any indemnification obligation of the Seller, shall not exceed the sum of the Closing Consideration and Maximum Earn-out Amount.

7.6  Defense of Claims. In the case of any claim for indemnification under Section 7.1, 7.2 or 7.3 arising from a claim of a third party (including the IRS or any Governmental Agency), an indemnified party shall give prompt written notice and, subject to the following sentence, in no case later than twenty (20) days after the indemnified party’s receipt of notice of such claim, to the indemnifying party of any claim, suit or demand of which such indemnified party has Knowledge and as to which it may request indemnification hereunder. The failure to give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby. The indemnifying party shall have the right to defend and to direct the defense against any such claim, suit or demand (including, without limitation, ERISA Claims, Tax Claims and claims relating to Section 7.3.2), in its name and at its expense, and with counsel selected by the indemnifying party unless such claim, suit or demand seeks an injunction or other equitable relief against the indemnified party; provided, however, the indemnifying party shall not have the right to defend or direct the defense of any such claim, suit or demand if it refuses to acknowledge fully its obligations to the indemnified party or contests, in whole or in part, its indemnification obligations therefor. If the indemnifying party elects, and is entitled, to compromise or defend such claim, it shall within thirty (30) days (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party shall, at the request and expense of the indemnifying party, cooperate in the defense of such claim, suit or demand. If the indemnifying party elects not to compromise or defend such claim, fails to notify the indemnified party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the indemnified party may pay, compromise or defend such claim. Except as set forth in the immediately preceding sentence, the indemnifying party shall have no indemnification obligations with respect to any such claim, suit or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss. The indemnifying party’s right to direct the defense shall include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement shall obligate the indemnified party to agree to any settlement which requires the taking of any action by the indemnified party other than the delivery of a release, except with the consent of the indemnified party (such consent to be withheld or delayed only for a good faith reason). Notwithstanding the indemnifying party’s right to compromise or settle in accordance with the immediately preceding sentence, the indemnifying party may not settle or compromise any claim over the objection of the indemnified party; provided, however, that consent by the indemnified party to settlement or compromise shall not be unreasonably withheld or delayed. The indemnified party shall have the right to participate in the defense of any claim, suit or demand with counsel selected by it subject to the indemnifying party’s right to direct the defense. The fees and disbursements of such counsel shall be at the expense of the indemnified party; provided, however, that, in the case of any claim, suit or demand which seeks injunctive or other equitable relief against the indemnified party, the fees and disbursements of such counsel shall be at the expense of the indemnifying party.

7.7  Non-Third Party Claims. Any claim which does not result in a third party claim shall be asserted by a written notice to the other Party or Parties. The recipient of such notice shall have a period of thirty (30) days after receipt of such notice within which to respond thereto. If the recipient does not respond within such thirty (30) days, the recipient shall be deemed to have accepted responsibility for the Losses set forth in such notice and shall have no further right to contest the validity of such notice. If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering shall be free to pursue such remedies as may be available to it under contract or applicable law.

7.8  Liability of the Company. The Buyer shall not after the Closing make any claim against the Company in respect of any representation, warranty, covenant or any other obligation of the Company to the Buyer hereunder or under any other Transaction Document to which the Company is a party. The Buyer shall not make any claim against the Sellers in respect of any non-fulfillment after the Closing by the Company of any covenant hereunder or under any other Transaction Document to which the Company is a party. Notwithstanding anything herein to the contrary, the Buyer retains, and nothing contained in this Section 7.8 shall in any way waive or limit, its rights to bring claims against the Seller in respect of a breach of any representation or warranty of the Company or any Seller contained herein or in any other Transaction Document or the non-fulfillment by any Seller from and after the Closing, of any covenant or agreement contained herein or in any other Transaction Document.

7.9  Tax Treatment. Unless otherwise required by applicable law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

7.10  Exclusive Remedy. The foregoing indemnification provisions in this Section 7 shall be the exclusive remedy from and after the Closing of the Buyer against the Sellers and of the Sellers against the Buyer for Losses under Sections 7.1, 7.2 and 7.3, provided that nothing contained in this Agreement (i) is intended to waive any claims for fraud or willful misconduct to which a party may be entitled, or shall relieve or limit the liability of any Party or any officer, director managing member or manager of such Party from any liability arising out of or resulting from fraud or willful misconduct in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein and (ii) is intended to waive any equitable remedies to which a party may be entitled.

7.11  No Right of Contribution. The Sellers shall have no right to seek contribution from the Company or the Buyer with respect to all or any part of any of the Sellers’ indemnification obligations under this Section 7.

7.12  Set-Off. Any amounts to which the Buyer may be entitled pursuant to the provisions of Section 7.1, 7.3 or 7.4 may be set-off by the Buyer against any amount payable by the Buyer pursuant to any Earn-Out Compensation owed to the Sellers pursuant to Section 2.4 herein. Prior to any such set-off, the Buyer shall provide notice to the Sellers describing the amount of and basis for such set-off. Any such set-off shall first be made against the next scheduled payment due. The payments represented by the proposed set-off shall be suspended until the claim or dispute that is the basis for the proposed set-off is either (i) resolved by the parties in writing or (ii) determined by a final order of a court of competent jurisdiction after which time the proposed set-off shall become effective. Any payment or set-off determined upon resolution of any proposed set-off shall be made within ten (10) days following the resolution or determination of such claim or dispute. If such claim that is the basis for the set-off results in an award or settlement of damages less than the amount of the set-off, then Buyer shall pay the Sellers the difference between the amount setoff and the award or settlement of damages, plus interest at the rate of four percent (4%) per annum. Interest paid pursuant to this sub-section shall be accrued from the date the scheduled payment was due.

8.  Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

8.1  Company Status. The Company and the Sellers will not, prior to the Closing, take any action that would cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

8.2  Cooperation on Tax Matters.

8.2.1  The Buyer, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Sellers shall (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority, and (B) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

8.2.2  The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).

8.3  Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including, without limitation, any entity-level gains tax triggered by the sale of the Company Units), shall be paid by the Sellers when due, and the Sellers shall, at the Sellers’ own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

8.4  Amounts Paid as Indemnification. Any amount paid to or by the Buyer or the Sellers as an indemnification payment under this Agreement will be treated as an adjustment to the Purchase Price unless a final determination by any Governmental Authority causes any such amount not to constitute an adjustment to the Purchase Price for federal Tax purposes.

9.  Fees Relating to Transaction.

9.1  Brokerage Fees. Except as set forth in Schedule 3.1.3, the Sellers and the Company represent and warrant to the Buyer that no broker, finder, agent or similar intermediary has acted on behalf of the Company or the Sellers in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or the Seller, or any action taken by the Company or any of the Seller. The Buyer represents and warrants to the Seller that no broker, finder, agent or similar intermediary has acted on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer. Each such party agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of such party, and to bear the cost of legal expenses incurred in defending against any such claim.

9.2  Other Fees and Expenses. Except as otherwise provided in this Agreement, the parties to this Agreement shall bear their respective fees and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of attorneys, consultants, investment bankers, auditors and other third party advisors incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby. For purposes of clarifying the foregoing, expenses of the Sellers and the Company shall be paid by the Sellers out of the proceeds of the sale for the Sellers’ own account and not otherwise charged or expensed to, or paid by, the Company; provided, however, that the Sellers may cause the Company to pay transactional expenses solely of the type described herein in Section 2.2 in an aggregate amount not to exceed Two Hundred And Twenty-five Thousand Dollars (US $225,000), and any such excess amount shall be borne solely by the Sellers and not otherwise charged or expensed to the Company.

Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) By the written consent of the Seller and the Buyer;

(b) By written notice of the Seller or the Buyer to the other, if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; and

(c) By written notice of the Buyer or the Seller to the other, if there shall have been a material breach of any covenant, representation or warranty by the other party (the Seller and the Company, on the one hand, and the Buyer, on the other hand) hereunder, and such breach shall not have been remedied within five (5) days after receipt of a notice in writing from the non-breaching party specifying the breach and requesting such be remedied.

This Agreement shall terminate automatically, without further action of the parties, if the Closing does not occur on or before July 1, 2007.

9.3  Effect of Termination. If this Agreement is terminated pursuant to Section 9.3, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 5.4, 7.8, 9.2, 9.4, 10.1, 10.3, 10.4, 10.7, 10.8, 10.13, 10.14 and 10.15, and provided further, that if such termination occurs pursuant to Section 9.3 and resulted from the material breach of a covenant of a party contained in this Agreement, such party shall be fully liable for any and all Losses sustained or incurred by the non-breaching party by reason of such breach, but in no event for more than $50,000 in the aggregate.

10.  Miscellaneous.

10.1  Press Releases and Public Announcements. No Party shall issue or cause to be issued any press release or make or cause to be made any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

10.2  No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. Without limiting the generality of the foregoing, the Parties agree that the letters of intent dated March 28, 2007 and May 21, 2007, by and between the Company and the Buyer are null and void and of no further effect.

10.4  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) assign any and all of its rights hereunder to and for the benefit of any lender to the Buyer or the Company for the purpose of providing collateral security.

10.5  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given if personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands, claims and other communications to the Parties shall, unless another address is specified in writing, be sent to the address or telecopy number set forth below:

If to the Buyer:	Paradigm Holdings, Inc.
9715 Key West Avenue, Third Floor
Rockville, Maryland 20850
Attention: Peter B. LaMontagne
Facsimile: (301) 468-1201

With a copy to:	Kirkpatrick & Lockhart Preston Gates Ellis LLP
Miami Center
201 South Biscayne Blvd.
Suite 2000
Miami, Florida 33131
Attention: Clayton E. Parker, Esq.
Facsimile: (305) 358-7095

If to the Sellers:

With a copy to:

If to the Company:	Caldwell Technology Solutions, LLC
17001 Science Drive Suite 100
Attn: Mr. Sam Caldwell
Facsimile: (301) 352-0038

With a copy to:	Madison Capital Market, LLC
c/o Luke Cooper
2701 N. Charles Street, Suite 600
Baltimore, Maryland 21218
Facsimile (410) 662-0109

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Maryland.

10.9  Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11  Expenses. Each of the Buyer, the Sellers and the Company will bear such Person’s own costs and expenses (including, without limitation, attorneys’, accountants’, investment bankers and valuation experts’ fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that in the event that the transactions contemplated by this Agreement are consummated, if the Company remains liable on the Closing Date for any unpaid expenses incurred by or on behalf of the Company or the Seller in connection with the transactions contemplated hereby.

10.12  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

10.13  Incorporation of Exhibits and Disclosure Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14  Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the Transaction Documents and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.16 below), in addition to any other remedy to which they may be entitled, at law or in equity.

10.15  Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Maryland, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7 above. Nothing in this Section 10.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

10.16  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.17  Waiver of Certain Rights. By their execution of this Agreement, the Sellers hereby irrevocably waive, relinquish and terminate any and all of the Sellers’ rights under the Company’s Certificate of Formation or Operating Agreement, or under any agreement with the Company to which the Sellers are a party or in respect of which the Sellers may have any rights, including any purchase right, approval right, right of first refusal, or other similar right, with respect to the transactions contemplated by this Agreement, notwithstanding any defects in notice or procedure contained therein; provided that upon termination of this Agreement pursuant to Section 9 of this Agreement prior to Closing, this Section 10.17 shall thereupon become void and of no further force and effect.

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IN WITNESS WHEREOF, the Parties hereto have executed this Purchase Agreement as of the date first above written.

PARADIGM HOLDINGS, INC., a Wyoming corporation		CALDWELL TECHNOLOGY SOLUTIONS, LLC, a Maryland limited liability company
By:	/s/ Peter B. LaMontagne Name: Peter B. LaMontagne Title: President and CEO	BY:	/s/ Samuel Caldwell Name: Samuel Caldwell Title: CEO

THE MEMBERS OF CALDWELL TECHNOLOGY SOLUTIONS, LLC

/s/ Samuel Caldwell Name: Samuel Caldwell

/s/ Zulema B. Caldwell Name: Zulema B. Caldwell